Exhibit 16.1

EXHIBIT A             BEADLE, MCBRIDE & REEVES, LLP LETTER


BEADLE, MCBRIDE & REEVES, LLP                            2285 RENAISSANCE DRIVE
ACCOUNTANTS AND CONSULTANTS                              LAS VEGAS, NEVADA 89119
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December 11, 2001

Nevada Holding Group, Inc.
4729 Lomas Sante Fe Street
Las Vegas, NV 89147

We are pleased to confirm our understanding of the services we are to provide for Nevada Holding Group, Inc. for the year ended December 31, 2001.

We will audit the balance sheet of Nevada Holding Group, Inc. as of December 31, 2001, and the related statements of income, retained earnings, and cash flows for the year then ended.

The objective of our audit is the expression of an opinion about whether your financial statements are fairly presented, in all material respects, in conformity with U.S. generally accepted accounting principles. Our audit will be conducted in accordance with U.S. generally accepted auditing standards and will include tests of your accounting records and other procedures we consider necessary to enable us to express such an opinion. If our opinion is other than unqualified, we will discuss the reasons with you in advance. If, for any reason, we are unable to complete the audit or are unable to form or have not formed an opinion, we may decline to express an opinion or to issue a report as a result of this engagement.

Our procedures will include tests of documentary evidence supporting the transactions recorded in the accounts, tests of the physical existence of inventories, and direct confirmation of receivables and certain other assets and liabilities by correspondence with selected customers, creditors, and financial institutions. We will also request written representations from your attorneys as part of the engagement, and they may bill you for responding to this inquiry. At the conclusion of our audit, we will require certain written representations from you about the financial statements and related matters.

An audit includes examining, on a test basis, evidence supporting the amounts an disclosures in the financial statements; therefore, our audit will involve judgment about the number of transactions to be examined and the areas to be tested. Also, we will plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. Because an audit is designed to provide reasonable, but not absolute, assurance and because we will not perform a detailed examination of all transactions, there is a risk that material errors, fraud, or other illegal acts may exist and not be detected by us. In addition, an audit is not designed to detect immaterial errors, fraud, or other illegal acts, or illegal acts that do not have a direct effect on the financial statements. However, we will inform you of any material errors that come to our attention and any fraud that comes to our attention. We will also inform you of any other illegal acts that come to our attention, unless clearly inconsequential. Our responsibility as auditors is limited to the period covered by our audit and does not extend to any later periods for which we are not engaged as auditors.

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Tel: (702) 597-0010                                             bmrlvcpa@aol.com
Fax: (702) 597-2767
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Our audit will include obtaining an understanding of internal control sufficient to plan the audit and to determine the nature, timing, and extent of audit procedures to be performed. An audit is not designed to provide assurance on internal control or to identify reportable conditions, that is, significant deficiencies in the design or operation of internal control. However, during the audit, if we become aware of such reportable conditions, we will communicate them to you.

You are responsible for making all financial records and related information available to us and for the accuracy and completeness of that information. We will advise you about appropriate accounting principles and their application and will assist in the preparation of your financial statements, but the responsibility for the financial statements remains with you. This responsibility includes the establishment and maintenance of adequate records and effective internal controls over financial reporting, the selection and application of accounting principles, and the safeguarding of assets. You are responsible for adjusting the financial statements to correct material misstatements, if any, and for confirming to us in the management representation letter that the effects of any uncorrected misstatements aggregated by us during the current engagement and pertaining to the latest period presented are immaterial, both individually and in identifying and ensuring that the Nevada Holding Group, Inc. complies with applicable laws and regulations.

We understand that your employees will prepare all cash, accounts receivable, and other confirmations we request and will locate any documents we select for testing.

During the course of our engagement, we may accumulate records containing data, which should be reflected in your books and records. You will determine that all such data, if necessary will be so reflected. Accordingly, you will not expect us to maintain copies of such records in our possession.

Our fee will be $6,500.00, payable as follows: $3,000 retainer and $3,500 upon delivery.

You agree to provide copies of all filings with the S.E.C. for the next two years. If you intend to publish or otherwise reproduce the financial statements and make reference to our Firm name, you agree to provide us with printer's proofs or masters for our review and approval before printing. You also agree to provide us with a copy of the final reproduced material for our approval before it is distributed.

Very truly yours,

BEADLE, MCBRIDE & REEVES, LLP

/s/ T. Garth McBride
T. Garth McBride

RESPONSE:

This letter correctly sets forth the understanding of Nevada Holding Group, Inc.

Officer Signature: /s/ Melanie S. Meinders

Title: Melanie S. Meinders, President

Date: 12/11/01